KPMG LLP Suite 600 350 N. 5th Street Minneapolis, MN 55401 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated March 21, 2025, with respect to the statutory financial statements of Jackson National Life Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Services” in the Statement of Additional Information. /s/ KPMG LLP Minneapolis, Minnesota April 21, 2025